Exhibit 10.12

Summary of 2010 Compensation for Named Executive Officers

Base Salary

As of February 24, 2010, the base salary of each of the “named executive officers”, as defined in Item 402 of Regulation S-K, of MicroStrategy Incorporated, was as follows:

Michael J. Saylor, Chairman of the Board, President and Chief Executive Officer	$875,000
Sanju K. Bansal, Vice Chairman of the Board, Executive Vice President and Chief Operating Officer	$400,000
Jonathan F. Klein, Executive Vice President, Law & General Counsel	$550,000
Douglas K. Thede, Executive Vice President, Finance & Chief Financial Officer	$400,000
Paul N. Zolfaghari, Executive Vice President, Worldwide Sales & Operations	$400,000

Cash Bonus Compensation

The Compensation Committee is authorized to develop, adopt and implement compensation arrangements, including cash bonus awards, for Mr. Saylor. The Compensation Committee established a formula (“2009 Bonus Formula”) for determining the bonus amount with respect to Mr. Saylor’s performance for 2009 that is calculated using graduated rates based on the Company’s diluted earnings per share for 2009. The Compensation Committee has the right to use discretion to award a cash bonus amount lower than the amount calculated using the 2009 Bonus Formula. The Compensation Committee has not yet determined Mr. Saylor’s award pursuant to the 2009 Bonus Formula and has not yet established the terms of any cash bonus plan or award for Mr. Saylor for 2010.

The Chief Executive Officer is authorized to develop, adopt and implement compensation arrangements, including cash bonus awards, for Messrs. Bansal, Klein, Thede and Zolfaghari.

Cash bonus awards for 2009 for Messrs. Bansal, Klein and Thede were determined by the Chief Executive Officer based on a subjective evaluation of the executive officer’s performance in the context of general economic and industry conditions and Company performance during 2009. Additionally, the Chief Executive Officer determined a cash bonus award to Mr. Klein in recognition of his efforts in connection with the Company’s sale of its former majority-owned subsidiary Alarm.com Incorporated, which was completed on February 13, 2009. On February 17, 2010, the Chief Executive Officer established cash bonus targets for each of Messrs. Bansal, Klein and Thede for 2010, in the amounts of $450,000, $750,000 and $400,000, respectively. Awards pursuant to the foregoing cash bonus targets will be determined by the Chief Executive Officer based on the Chief Executive Officer’s subjective evaluation of the individual’s performance in the context of general economic and industry conditions and Company performance during 2010. Mr. Zolfaghari was awarded cash bonuses for 2009 in accordance with the Executive Vice President, Worldwide Sales & Operations Bonus Plan 2009 disclosed in the Company’s Form 8-K filed on May 1, 2009. The CEO has not yet determined the terms for any cash bonus plan or award for Mr. Zolfaghari for 2010.

Option Awards

The Compensation Committee may also, from time to time, award each of the named executive officers compensation in the form of stock options granted under the Company’s Second Amended and Restated 1999 Stock Option Plan.

In addition, the named executive officers are eligible to receive options, restricted stock awards and other awards under the Amended and Restated 2009 Stock Incentive Plan of Angel.com Incorporated (“Angel.com”), a wholly owned subsidiary of MicroStrategy Incorporated. On September 17, 2009, the Board of Directors of Angel.com granted options to Messrs. Klein and Thede to purchase 82,500 and 55,000 shares, respectively, of common stock in Angel.com.

Other Compensation

On February 25, 2005, the Company entered into an agreement with Alcantara LLC, a Delaware limited liability company (“Alcantara”), of which Mr. Saylor is the sole member. Under the agreement, the Company is (i) providing to Alcantara use of approximately 150 square feet of office space within the Company’s leased space at 1861 International Drive, McLean, Virginia, (ii) providing to Alcantara various related services, and (iii) providing to Mr. Saylor gross-up payments in respect of taxes that he may incur as a result of the arrangement. The agreement does not require any rental or other payments from Alcantara or Mr. Saylor. The Company has filed a copy of this agreement as Exhibit 10.19 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

The Company also pays Mr. Saylor’s monthly dues at a private club that offers dining services and hosts business, professional and social community events.

The Company is authorized to make available, from time to time, tickets to sporting, charity, dining, entertainment or similar events as well as use of corporate suites, club memberships or similar facilities that the company may acquire (“Corporate Development Programs”), for personal use by Company personnel to the extent a Corporate Development Program is not at such time being used exclusively by the Company for business purposes. Eligible personnel include members of the Company’s Board of Directors, executive officers of the Company, and other employees of the Company and its subsidiaries. Any such personal use may be deemed compensation to such persons.

The Company has adopted a policy authorizing the Company to make available, from time to time, any designated vehicle that the Company owns or may acquire (“Designated Vehicles”) for personal use by eligible Company personnel, to the extent the Designated Vehicle is not at such time being used exclusively by the Company for business purposes. Eligible personnel include the Chief Executive Officer and any employees and members of the Company’s Board of Directors authorized by the Chief Executive Officer to use Designated Vehicles. Any such personal use may be deemed compensation to such persons.

The Company is also authorized to acquire the services of one or more drivers for vehicles other than a Company vehicle (such services, “Alternative Car Services”) for personal use by eligible Company personnel. Eligible personnel include the Chief Executive Officer and any employees and members of the Company’s Board of Directors authorized by the Chief Executive Officer to use Alternative Car Services. Any such personal use may be deemed compensation to such persons. The Company has established a policy that the aggregate compensation to all Company personnel as a result of use of Alternative Car Services, together with all associated tax gross-up payments, may not exceed $100,000 in any fiscal year.

From time to time, the Board of Directors may hold meetings and other related activities in various locations for which the Company’s payment of the expenses of Company participants and Company participants’ guests may be deemed compensation to Company participants (“Meeting Activities”).

Each year the Company sponsors a “President’s Club” trip for Company sales and services personnel who have met specified performance criteria as well as certain executive officers and their guests (“President’s Club Events”). Participation in President’s Club Events by Company personnel may be deemed compensation to such persons. The Company has established a policy that the compensation imputed to Mr. Saylor as a result of such participation, excluding any associated tax gross-up payments, may not exceed $20,000 in any fiscal year.

In addition, the Company may hold, host or otherwise arrange parties, outings or other similar entertainment events at which Mr. Saylor and Mr. Bansal are permitted to entertain personal guests (“Entertainment Events”) and are paid a tax gross-up for taxes they may incur as a result of such event, as described below. The Company has established a policy that the aggregate incremental cost to the Company of such Entertainment Events (to the extent that they are not Corporate Development Programs) attributable to each of Mr. Saylor and Mr. Bansal, including all tax gross-up payments, may not exceed $50,000 in any fiscal year.

To the extent that personal use of Corporate Development Programs, Designated Vehicles or Alternative Car Services or participation in President’s Club Events, Entertainment Events or Meeting Activities is deemed compensation to an executive officer, the Company pays to (or withholds and pays to the appropriate taxing authority on behalf of) such executive officer a “tax gross-up” in cash, which would approximate the amount of the individual’s (i) federal and state income and payroll taxes on the taxable income associated with such participation or personal use plus (ii) federal and state income and payroll taxes on the taxes that the individual may incur as a result of the payment of taxes by the Company, subject to the aggregate amount limitations described above, if applicable.